Workhorse Receives IRS Approval for Commercial Clean Vehicle Credit CINCINNATI – September 12, 2023 – Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse” or “the Company”), an American technology company focused on pioneering the transition to zero emission commercial vehicles, today announced that it has received IRS approval as a qualified manufacturer for the Commercial Clean Vehicle Credit as defined in 30D(d)(3) of the Internal Revenue Code. With this approval, Workhorse customers are eligible to receive up to a $40,000 credit for deliveries of all Workhorse vehicles in 2023 and beyond. “We are focused on leading the transition to commercial EVs to make last-mile delivery more efficient and less harmful to the environment and are pleased that the IRS recognizes the inherent sustainability of our commercial EVs,” said Workhorse CEO Rick Dauch. “We look forward to providing this credit to our customers as we deliver our all electric, dependable, high quality commercial vehicles.” Workhorse will be listed as a Qualified Manufacturer on the IRS Qualified Manufactured index on IRS.gov. Additional information on commercial clean vehicle tax credit can be found here. About Workhorse Group Inc. Workhorse is a technology company focused on providing ground and air-based electric vehicles to the last-mile delivery sector. As an American original equipment manufacturer, we design and build high performance, battery-electric trucks and drones. Workhorse also develops cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit workhorse.com. FORWARD LOOKING STATEMENTS This press release contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. When used in this document, the words “anticipate,” “expect,” “plan,” “believe,” “seek,” “estimate,” “will,” and “continue” and similar expressions are intended to identify forward-looking statements. These statements involve substantial risks and uncertainties. For a further description of the risks and uncertainties relating to the business of the Company in general, see the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023. Forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. Media Contact: Aaron Palash / Greg Klassen Joele Frank, Wilkinson Brimmer Katcher 212-355-4449 Investor Relations Contact: Matt Glover and Tom Colton Gateway Investor Relations 949-574-3860 WKHS@gateway-grp.com